Exhibit 99.1

GAUCHO GROUP HOLDINGS, INC. ANNOUNCES REVERSE STOCK SPLIT

VINO common stock expected to begin trading on a split-adjusted basis on November 4, 2022

MIAMI, FL / NOVEMBER 03, 2022 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), today announced that its Board of Directors has approved a 1-for-12 reverse stock split of the Company’s common stock. The reverse stock split will become effective at 12:01 a.m. (Eastern Time) on November 4, 2022. The Company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on November 4, 2022 under the existing trading symbol “VINO.”

The reverse stock split is primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number following the reverse stock split will be 36809R305.

As a result of the reverse stock split, every 12 shares of the Company’s common stock issued and outstanding or held by the Company as treasury stock will be automatically reclassified into one new share of common stock. The reverse stock split will not modify any rights or preferences of the shares of the Company’s common stock. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, and warrants, as well as to the number of shares issued and issuable under the Company’s equity incentive plans. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock. The reverse stock split was approved by the Company’s stockholders at a special meeting of stockholders held on August 30, 2022 at a ratio in the range of 1-for-2 and 1-for-20, such ratio to be determined by the Board of Directors and included in a public announcement. On November 3, 2022, the Company’s Board of Directors approved the reverse stock split at the ratio of 1-for-12.

No fractional shares will be issued in connection with the reverse stock split and no cash or other consideration will be paid in connection with any fractional shares. Stockholders who would otherwise would have held a fractional share after giving effect to the reverse stock split will instead own one whole share of the post-reverse stock split common stock.

Continental Stock Transfer and Trust Company (“Continental”), the Company’s transfer agent, will act as the exchange agent for the reverse stock split. Stockholders of record holding certificates representing pre-split shares of the Company’s common stock will receive a letter of transmittal from Continental with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Continental. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from Continental regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2022, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at www.GauchoHoldings.com.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires® (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.